Exhibit 99.1

Ore Pharmaceuticals Inc. Announces NASDAQ Deficiency Notice

GAITHERSBURG, Md.--(BUSINESS WIRE)--May 28, 2009--Ore Pharmaceuticals Inc. (NASDAQ:ORXE) announced today that it received a notification letter from the NASDAQ Stock Market on May 21, 2009, indicating that the Company’s stockholders’ equity as reported on the Ore Pharmaceuticals Inc. Quarterly Report on Form 10-Q for the period ending March 31, 2009 no longer meets the minimum amount of $10,000,000 required for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(b)(1)(A).

In accordance with this NASDAQ rule, the Company is provided with fifteen (15) calendar days, or until June 5, 2009, to submit a specific plan and timeline to NASDAQ to attempt to achieve and regain compliance with the minimum stockholders’ equity requirement. The Company plans to submit such a plan to NASDAQ. There is no assurance that NASDAQ will accept the Company's plan to satisfy the stockholders' equity requirement. If the plan is accepted, NASDAQ can grant an exception of up to one-hundred and five (105) calendar days from the date of notification for the Company to show compliance.

If, after the completion of its review, NASDAQ determines that the Company has not presented a plan that adequately addresses the stockholders' equity issue, NASDAQ will provide written notice that the Company's securities will be subject to delisting from The NASDAQ Global Market. In that event, the Company may either apply for listing on The NASDAQ Capital Market, provided it meets the listing requirements for that market, or appeal the decision to a NASDAQ Listing Qualifications Panel. In the event of an appeal, the Company's securities would remain listed on The NASDAQ Global Market pending a decision by the Panel following the hearing.

Although the Company plans to submit a compliance plan with NASDAQ and, if accepted, will seek to demonstrate compliance within the required time period, there is no assurance that NASDAQ will accept the Company’s compliance plan, nor that the Company could achieve compliance with its proposed plan in the required time.

Ore Pharmaceuticals Inc. Overview

Ore Pharmaceuticals Inc. (the “Company”) is a drug asset development company with a focus on acquiring and developing clinical-stage drug candidates that have already undergone substantial safety testing in humans. The Company currently has three compounds in its development pipeline: ORE1001, our lead compound, ORE5002 (tiapamil) and ORE5007 (romazarit). New therapeutic uses for each of these compounds were identified through the Company’s now discontinued drug repositioning program. In the fourth quarter of 2008, the Company completed a multiple ascending dose human tolerability Phase I clinical trial of ORE1001 under an Investigative New Drug Application (“IND”) filed with the FDA and expects to advance the compound into additional clinical trials as a potential treatment for inflammatory bowel disease.

Safe Harbor Statement

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include our ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words “expect,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and similar expressions as they relate to Ore Pharmaceuticals or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly risks and uncertainties that may affect the Company’s operations, financial condition and financial results and that are discussed in detail in the our Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether the compounds we develop will be commercially viable; whether we will be able to begin to generate sufficient new revenue from licensing or other transactions early enough to support our operations and continuing compound development; whether there will be valid claims for indemnification from the buyers of our Genomics Assets; whether there will be claims from the landlords of the leased properties we have assigned to the buyer of our Genomics Assets, the buyer of our Preclinical Division or the assignee of our Cambridge facility lease that we would be required to pay as guarantors of such leases; whether we will be able to collect amounts due under the terms of promissory notes from the buyers of our Genomics Assets and molecular diagnostic business; whether we will be able to manage our existing cash adequately and whether we will have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies; whether we will be able to maintain our NASDAQ listing; whether we will be able to retain qualified personnel for our drug asset development business; and potential negative effects on our operations and financial results from workforce reductions and the transformation of our business. Ore Pharmaceuticals Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Ore Pharmaceuticals Inc.
Mark J. Gabrielson
Chief Executive Officer
617-649-2004
mgabrielson@orepharma.com